SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Defintive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12



                               IES INDUSTRIES INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
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(2)      Aggregate number of securities to which transaction applies:
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(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
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(4)      Proposed maximum aggregate value of transaction:
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(5)      Total fee paid:
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[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $500,063
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(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY, JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ON FORM S-4 FILE NO. 333-07931, and SUPPLEMENT TO JOINT PROXY STATEMENT and PROSPECTUS SUPPLEMENT, ON FORM S-4 amended by FORM S-4/A FILE NO. 333-10401
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(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
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(4)      Date Filed:
         JANUARY 18, 1996,  JULY 11,  1996,  AUGUST 19, 1996 and AUGUST
         22, 1996
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                               Promises, Promises.

                        (What Do You Think Mid American's
                            Dividend Will Really Be?)

Start With MidAmerican's Disappointing Dividend History MidAmerican's dividend today is less than it was five years ago. In a previous merger, MidAmerican's dividend, rather than going up, actually was cut by 26 percent.

Add Iowa Office Of Consumer Advocate's Demand To Reduce MidAmerican Rates The Office of the Consumer Advocate has demanded a $100 million rate cut from MidAmerican. Moody's cited this concern when it placed MidAmerican under credit review.

Add Ballooning Debt From Hostile Takeover MidAmerican could have to take on an additional $500 million in debt to pay for the cash option it proposes. MidAmerican already has $1.5 billion in debt.

Add MidAmerican's Dividend Promise Could Exceed Earnings To meet the dividend level that MidAmerican promises, it may have to pay out $1.18 for every dollar it earns.

                           It's Hard For Us To See How
                         MidAmerican Can Deliver On Its
                            Generous Dividend Claims.

                 Go With The Investment You Can Trust. Vote YES
               To Support The Interstate Energy Corporation Merger

                    We Put Our Pride On the Line. Every Day.

                   IMPORTANT INFORMATION FOR IES SHAREHOLDERS

         We urge you to support the merger of IES, WPL Holdings and Interstate Power, a transaction the IES board recommends as in the best interests of shareholders. Vote YES to support the IES merger.

         If you have any questions about the proxy or the merger, please call IES SHAREHOLDER SERVICES TOLL-FREE: 1-800-247- 9785 or GEORGESON & COMPANY INC. TOLL FREE: 1-800-223-2064.

                                A Merger In Hand
                               Is Worth More Than
                             MidAmerican's Promises.

         It takes time to merge companies in a highly regulated industry. IES and its partners, WPL Holdings and Interstate Power, began planning the formation of Interstate Energy Corporation in May 1995.

         We are on schedule for all required regulatory approvals in Iowa, Illinois, Minnesota and Wisconsin - with the Department of Justice and with FERC.

         We believe that with approval of shareholders on September 5, 1996, we are on track to complete the formation of Interstate Energy in 8 to 10 months.

         We believe any MidAmerican merger could take 24 months to complete. We think this longer time frame, and the uncertainty of whether such a merger would ever be completed under the terms offered, substantially lowers the value of MidAmerican's hostile proposal.

                    We urge you to support the merger of IES,
                       WPL Holdings and Interstate Power,
                    a transaction the IES Board recommends as
                     in the best interests of shareholders.

                    We Put Our Price On the Line, Every Day.

                   IMPORTANT INFORMATION FOR IES SHAREHOLDERS

If you have any questions about the proxy or the merger, please call GEORGESON & COMPANY INC. TOLL FREE: 1-800-223-2064.

Some Thoughts From One Iowan And IES Shareholder.

         "Right now shareholders of IES Industries have a choice to make. As an Iowan and a shareholder IES, I've looked at the options and decided to support the planned merger of IES and two other strong utilities, Wisconsin Power & Light and Interstate Power.

         "I believe this merger, which includes two Iowa-based companies, is the better choice for investors and for Iowa. It will truly enhance value for shareholders, help lead to healthy competition in our state and contribute to Iowa's vitality in a growing regional market. If you're an IES shareholder and concerned about the future of Iowa, I hope you'll join me in voting for the three-way merger."

                    We Put Our Pride On The Line. Every Day.

         We urge you to support the merger of IES, WPL Holdings and Interstate Power, a transaction the IES board recommends as in the best interests of shareholders. Vote YES to support the IES merger.

         If you have any questions about the proxy or the merger, please call IES SHAREHOLDER SERVICES TOLL-FREE: 1-800-247- 9785 or GEORGESON & COMPANY INC. TOLL FREE: 1-800-223-2064.

                                                       Dividend Promises (:60)
                                                        As Recorded--Version #2
                                                                August 23, 1996
                                                                 \4150\3140copy


The following is a paid message from IES Industries.

We all know people who promise the moon to get what they want. And who then make convenient excuses when they don't follow through.

Consider MidAmerican Energy. Five years ago, before a merger with another company, MidAmerican paid higher dividends. After the merger, their dividends went down.

Today, in their heated desire to take over IES, they promise an attractive dividend once again. But their dividend promise doesn't consider the Iowa Office of Consumer Advocate's demand to reduce one hundred million dollars from their rates. Their dividend promise doesn't consider the significant added debt resulting from their hostile takeover. And their dividend promises doesn't acknowledge that claimed savings from their plan are questionable.

You'll find many promises aren't as good as the paper they're written on. That's why IES shareholders should vote for the three-way Interstate Energy Corporation merger proposal. It's the investment you can trust.

For more information, contact IES at (800) 247-9785.

August 23, 1996

Dear IES Industries Retiree:

         On August 16, IES Industries, WPL Holdings and Interstate Power announced revised terms of their merger agreement to form a regional powerhouse, Interstate Energy Corp.

         Under the terms of the revised agreement, each share of IES common stock would be converted to 1.14 shares of Interstate Energy common stock. Based on the closing price of WPLH common stock on August 15, 1996, each share of IES common stock would be valued at $36.20 per share, under the new terms. In addition, based on WPLH's current dividend rate, it is anticipated that, under the new terms, IES shareholders will receive an initial cash dividend of at least $2.25 for each share of IES common stock.

         Also on August 16, the IES Board of Directors rejected the hostile takeover proposal from MidAmerican Energy Co., concluding that it is inferior to the terms of the revised Interstate Energy merger agreement and is not in the best interests of IES shareholders. The Board was also concerned with the impact of the proposed MidAmerican transaction on customers, employees and the communities IES has served for more than 100 years.

         In rejecting the proposal, the IES Board considered several issues. The Board concluded:

o that MidAmerican could have difficulty keeping all of its promises, especially since it promises a purchase premium and dividend increase at a time when the Iowa Office of Consumer Advocate is seeking to reduce MidAmerican's electric prices by $101 million a year, the largest price decrease ever sought by the OCA;

o acquisition of IES by MidAmerican would result in a company with significant debt load, given the amount that MidAmerican would have to borrow to buy IES;

o that the company's dividend future was questionable, given the history of MidAmerican's dividend reductions;

o IES customers would be impacted, given that MidAmerican's average industrial and residential electric prices are higher than IES's;

o that a utility largely confined to one state would have significantly less business opportunities than would the regional Interstate Energy Company resulting from the strategic three-way alliance;

o that MidAmerican would likely sell off subsidiary companies, including CRANDIC and Whiting Petroleum, in order to afford to buy IES. Such a move would certainly have an impact on the long-term value of the company;

o MidAmerican would significantly reduce the number of Iowa- based employees if it bought IES.

         As you may have seen, MidAmerican is mounting an expensive effort to derail our strategic three-way alliance. IES is working to communicate to shareholders the long-term value we believe comes with the three-way merger.

         The final decision lies with our shareholders. The 1996 IES Industries annual meeting will be held at 10 a.m. on Thursday, September 5, at the Collins Plaza Hotel and Convention Center in Cedar Rapids. All IES Industries shareholders soon will receive supplemental proxy materials from IES reflecting the new stock- exchange ratio.

         We are urging shareholders to vote for the strategic three- way alliance with WPL Holdings and Interstate Power Co. If you are a shareholder and have already voted for the three-way merger, you do not need to take any other action. If you received materials from MidAmerican, we recommend you tear up the blue card and throw it away. You also do not need to return the supplemental proxy card from IES, which will be arriving soon. The latest proxy card received will be the vote that counts in this important decision.

         Employees and retirees have been very helpful, providing us with comments and suggestions from customers and communities to help us in this battle. That information has reinforced our decision and helps us understand the prevailing attitude of our key groups. We welcome your continued comments and suggestions to help be sure we are doing the best possible job communicating the issues. Please call the Interstate Energy Corp. Merger Hotline at 1-800-818-2041 with your question, comment or suggestion.

         This is a very serious milestone for our company. I appreciate your continued interest and support in helping shaping the future of IES.

                                       Sincerely,


                                       Lee Liu
                                       Chairman of the Board,
                                       President & Chief Executive Officer

The IES Industries Board of Directors carefully analyzed MidAmerican's hostile takeover proposal and found a whole lot less than advertised.

The Truth is, MidAmerican's Bid Isn't What it Claims.

When you consider recent trading prices of MidAmerican stock, the fact that most IES shareholders who take the cash option would incur a tax liability and the fact that even with the most rapid regulatory approval process, the MidAmerican transaction could take substantially longer to complete than ours, the value of MidAmerican's proposal is considerably less than MidAmerican represents.

We urge you to support the merger of IES Industries, WPL Holdings, Inc. and Interstate Power Co., a transaction the IES Board recommends is in the best interests of shareholders.

If you have any questions about the proxy or the merger, please call IES Shareholder Services at 1-800-247-9785 or Georgeson & Company at 1-800-223-2064.

We Put Our Pride On The Line.  Every Day.

The MidAmerican Deal:  Less Than Advertised

Shareholders of IES Industries have an opportunity to vote to create a new regional powerhouse, Interstate Energy Corporation. The Yes vote is in the best interest of IES shareholders, employees and customers and the State of Iowa.

How Will MidAmerican Pay For Almost  Half-A-Billion  Dollars of Debt It May Take
On?

MidAmerican's preliminary proxy statement indicates that it intends to pay for this takeover the same way the corporate raiders of the 1980's did - through asset sales and layoffs of Iowans. How else? Increased rates for customers? What is MidAmerican's plan for how much Iowans will pay for energy supplied by a combined MidAmerican and IES?

MidAmerican's Bid Could Hurt Its Own Shareholders.

MidAmerican's preliminary proxy statement fails to talk about the impact on earnings per share for its shareholders under the hostile takeover plan. Even if one assumes MidAmerican can achieve the synergies it claims - and we don't - we think the deal would dilute MidAmerican's earnings per share in the first year and beyond.

MidAmerican Hasn't Kept Its Word.

In its last merger, MidAmerican said it would reduce employment by 250 positions. In fact they shed 850 positions in Iowa. MidAmerican's dividend is less than it was 5 years ago. They promised that a previous merger would lead to higher dividends but they ended up cutting it instead. What does this say about their promises to IES shareholders and Iowa today?

Take a closer look: MidAmerican's deal is an inferior deal for IES shareholders, MidAmerican shareholders and Iowans.

August 22, 1996

Dear Fellow Employees:

We have embarked on a new battle.

For months now we've been promoting our company's commitment to customers and the communities we serve. "We Put Our Pride On The Line. Every Day" has been the rallying cry in advertisements and other promotional materials. IES Industries has a long heritage of supporting Iowa. I am proud of that commitment and I know many of you are as well. As we work to complete our merger with WPL Holdings and Interstate Power Co., we will emphasize our history of success and our pledge to continue to expand on our Iowa roots.

The enclosed flier provides additional information about the IES Board of Directors' decision last week. Feel free to share the information with your neighbors, friends, family, customers, shareholders and communities. If you'd like additional copies to distribute, please contact Corporate Communications at 319-398- 4350.

We are dedicated to completing the strategic three-way alliance, which we believe is in the best interest of IES shareholders, employees, customers and the communities we have served for more than 100 years. The proxy fight currently underway will make things a little more turbulent before Interstate Energy becomes a reality. Nevertheless, we will move quickly to capture the strategic value that will accrue from the IES/WPLH/IPC combination.

On behalf of all of our senior executives, let me thank you for your continued enthusiasm, extraordinary effort and support during these times. I encourage you to continue to work safely and stay focused on our primary task: providing exceptional service to our customers. Thanks again.

                                       Very truly yours,



                                       Lee Liu
                                       Chairman of the Board,
                                       President & Chief Executive Officer

                     QUESTIONS AND ANSWERS FOR IES EMPLOYEES

                             -----------------------



Q:       What's the news?
         On August 16, 1996, IES Industries, WPL Holdings and Interstate Power Co. announced revised terms of their merger agreement to form a regional powerhouse, Interstate Energy Corp.

         At the same time, the IES Board of Directors also rejected the hostile takeover proposal from MidAmerican Energy Co. of Des Moines, concluding that the three-way strategic merger with WPL Holdings and Interstate Power Co. is still in the best interests of IES shareholders. The Board also viewed with concern the impact of the proposed MidAmerican transaction on customers, employees and the communities IES has served for more than 100 years.

Q:       How is the stock-exchange ratio being changed?
         Under the terms of the revised agreement, each share of IES common stock would be converted to 1.14 shares of Interstate Energy common stock. Based on the closing price of WPLH common stock on August 15, 1996, each share of IES common stock is valued at $36.20 per share, under the new terms. In addition, based on WPLH's current dividend rate, it is anticipated that, under the new terms, IES shareholders will receive an initial cash dividend of at least $2.25 for each share of IES common stock now held.

Q:       Who does the new stock-exchange ratio apply to?
         The new exchange ratio only applies to IES shareholders. Shareholders of Interstate Power Co. will still receive 1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock, while WPL Holdings shares will remain outstanding as an identical number of Interstate Energy Corp. shares.

Q:       What is the value of the new exchange ratio to IES shareholders?
         The new exchange ratio translates into a value of approximately $36.20 per IES share, based on the August 15 WPL Holdings closing price of $31.75. The value to IES shareholders is affected by the WPL Holdings stock price because the merger agreement calls for WPL Holdings shares to be issued in the merger. WPL Holdings will be renamed as Interstate Energy Corporation at the time of the merger.

Q:       Why was the stock-exchange ratio changed? Why wasn't the exchange ratio changed earlier?
         The ratio was primarily changed in response to the hostile takeover proposal by MidAmerican Energy Co. It represents the three-way merger partners' commitment to IES's shareholders and to the value and strength of the strategic three-way merger.

Q: What did the IES Board of Directors consider when making its decision? The IES Board looked at a large number of issues when making its evaluation. Those issues included:
o how the proposal would be financed, especially since it promises a purchase premium, dividend increase and revenue reduction;
o the effect on debt levels of the company, given the amount that MidAmerican would have to borrow to consummate the purchase;
o the effect on future dividends, given the history of MidAmerican dividend reductions;
o        the proposal's effect on customer rates;
o the future business prospects for a company largely confined to one state jurisdiction;
o        the long-term performance outlook for the stock;
o the plans to divest substantial diversified businesses to help pay for the purchase; and
o        the impact on employment levels in Iowa.
Q:       Does it make  sense for us to fight a  hostile  takeover  attempt  from
MidAmerican?
         We feel that the benefits of the strategic three-way alliance so dramatically outweigh the MidAmerican proposal that we have a clear responsibility to communicate those benefits to shareholders.

Q:       What if shareholders  reject the IES/WPLH/EPC  merger? What will IES do next?
         First, we are going to work very hard to be sure shareholders understand the long-term benefits of the strategic three-way alliance so they support it. In the event that shareholders reject the three-way merger, however, the IES Board of Directors will continue to evaluate all available strategic alternatives.

Q:       If I am an employee  and  shareholder,  how does the company  suggest I vote my proxy?
         The IES Board of Directors has recommended that shareholders approve the proposed strategic three-way alliance with WPL Holdings and Interstate Power Co. After conducting its extensive analysis, the Board felt that the strategic three-way alliance would provide better long-term value for shareholders.

Q:       When I receive a proxy, what is the process for sending in my vote?
         IES shareholders will receive a total of three proxy cards. The first card (white, blue or green) from IES was sent with the proxy in late July. The second card (blue) from MidAmerican was sent in mid-August. The third card from IES will be sent in late August.

         Only, the last proxy card received counts as a vote. If you return all three cards, the vote reflected on the last card received will be counted and the other two will not be. If you have voted with the first card, and you do not send any other cards, that vote still counts. It is important that you return your proxy card if you support the strategic three-way alliance. Not returning a card in favor of the three-way merger counts the same as a "no" vote.
         It is important to note that shareholders can vote their shares during the shareholder meeting.

Q:       What should we be telling our customers about all of this?
         We have tried to communicate with customers that our focus continues to be on their needs at this time, there are a number of changes underway, but our focus simply must be providing customers with safe and reliable energy service. Regardless of the outcome of the shareholder votes, we must continue to keep safety and customers' needs at the forefront.

Q:       Will  the  1996 IES  Industries  annual  meeting  still  take  place as scheduled on September 5?
         We currently anticipate that the 1996 IES Industries annual meeting will be held as scheduled on Thursday, Sept. 5, at the Collins Plaza Hotel and Convention Center in Cedar Rapids. All IES Industries shareholders will soon receive supplemental proxy materials reflecting the new stock-exchange ratio.

Q:       How can employees become more involved in fighting the hostile takeover attempt?
         The first step is sign, date and send in your proxy card so that your shares can be voted. In addition, IES will be sponsoring employee events to give employees the opportunity to voice their support for the strategic three-way alliance. In addition, employees have been very helpful, providing their own, customers' and communities' comments and suggestions to Corporate Communications. That information helps us understand the prevailing attitude of our key groups. We welcome your continued comments and suggestions to help be sure we are doing the best possible job communicating the issues.

Q:       Who can employees  call with further  questions or comments?
         Employees can call the Interstate Energy Corp. Merger Hotline at 1-800-818-2041. Questions will be addressed in future communications.